UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 14, 2006

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

This Amendment No. 1 to the Form 8-K dated September 19, 2006, is filed to correctly reflect the date on which Cleveland-Cliffs Inc entered into a Letter of Intent with Polymet Mining, Inc. as September 14, 2006.

On September 14, 2006, Cleveland-Cliffs Inc (the "Company"), through its wholly owned subsidiary, Cliffs Erie L.L.C., entered into a Letter of Intent with PolyMet Mining, Inc. ("PolyMet") with respect to the sale of certain owned or leased real property, various mining, railroad and service facilities formerly owned by the LTV Steel Mining Company and associated permits. The property includes, but is not limited to, a 120-car rail fleet, locomotive fueling and railway maintenance buildings, railway track and rights, an administration building, pumphouses, pipelines, power lines and support equipment.

According to the Letter of Intent, the Company will receive proceeds of:

(i) US $1 million in cash payable at closing;

(ii) 2 million shares of the common stock of PolyMet Mining Corporation, PolyMet’s Canadian parent company, payable at closing;

(iii) US $7 million in cash payable in quarterly installments commencing December 31, 2006 with the balance payable upon receipt of PolyMet’s commercial finance by and according to the terms of a contract for deed to be executed by the parties; and

(iv) US $7 million in cash payable in quarterly installments commencing on December 31, 2009 by and according to the terms of a second contract for deed to be executed by the parties.

As the final component of the purchase price, PolyMet will assume from the Company, certain on-going site related environmental and reclamation obligations.

Closing is subject to agreement on a definitive purchase agreement and PolyMet board and regulatory approval. Upon completion of the transaction, PolyMet will have approximately 118.4 million shares in issue, of which the Company will own 9.2 million or 7.8 percent. The Company will have the right to participate in up to 7.8 percent of any future financing and PolyMet will have the first right to acquire or place the Company’s shares should it choose to sell.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

September 20, 2006	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary